Exhibit 99.2

Amicus Therapeutics Provides Full-Year 2013
Financial Guidance and Strategic Outlook

6-Month (Stage 1) Results from Ongoing Phase 3 Fabry Disease Monotherapy Study at Lysosomal Storage Disease Network WORLD Symposium (LDN WORLD) in February 2013; 12-Month Results Expected in 2Q13

Pompe, Fabry and Other New Chaperone-Enzyme Replacement Therapy (ERT)

Programs Advancing in 2013

FY13 Cash Spend Guidance Range of $52-$58 Million — Current Cash Expected to Fund Operations into at Least 2H14

CRANBURY, NJ, US, January 7, 2013 — Amicus Therapeutics (Nasdaq: FOLD), a biopharmaceutical company at the forefront of developing therapies for rare and orphan diseases, today provided its full-year 2013 strategic outlook and financial guidance. John F. Crowley, Chairman and CEO of Amicus, will discuss Amicus’ corporate objectives and key milestones in a presentation at the 31st Annual J.P. Morgan Healthcare Conference on Wednesday, January 9, 2013 at 3 p.m. PT (6 p.m. ET). A live webcast of the presentation can be accessed through the Investors section of the Amicus Therapeutics corporate web site at http://ir.amicustherapeutics.com/events.cfm, and will be archived for 90 days.

Mr. Crowley stated, “We have a great 2013 ahead of us. The Stage 1 data from our Fabry monotherapy Study 011 are certainly encouraging. We look forward to presenting additional detail about this 6-month data from Study 011 at the WORLD Symposium in February. We also look forward to receiving and analyzing the 12-month efficacy and safety data from Stage 2 of Study 011 in the second quarter of this year. With these data, we expect to engage in constructive discussions with the FDA regarding a U.S. approval pathway for migalastat HCl as the first orally available pharmacological chaperone monotherapy for Fabry disease. Additionally, our Pompe program continues to provide excellent data demonstrating positive effects of AT2220-ERT co-administration, especially regarding the potential to mitigate the immune response to ERT as shown in preclinical studies. Finally, we continue to advance our chaperone-ERT co-formulated products. We believe that these next-generation ERTs have the potential to transform the treatment paradigm for many lysosomal storage diseases.”

2013 Financial Guidance

Cash, cash equivalents, and marketable securities totaled $99.1 million at December 31, 2012 compared to $55.7 million at December 31, 2011. Amicus expects full-year 2013 net cash spend between $52 million and $58 million. The current cash position and anticipated Fabry program reimbursements from GSK are projected to fund operations into the second half of 2014.

Amicus and GSK are co-developing all formulations of migalastat HCl under a global Fabry collaboration. Amicus has commercial rights to all Fabry products in the United States and GSK has commercial rights to all of these products in the rest of world. Amicus and GSK are responsible for 40% and 60% of global development costs, respectively, in 2013 and beyond. Outside the GSK collaboration, Amicus owns exclusive rights to the rest of its pipeline and applications of its platform technology.

Strategic Outlook

Amicus is leveraging its pharmacological chaperone technology platform to develop next-generation medicines for a range of rare and orphan diseases, with a focus on improved therapies for lysosomal storage disorders. During 2013, Amicus and GSK are committed to advancing migalastat HCl for Fabry disease. Amicus will also continue to advance its pharmacologic chaperone technology platform to develop next-generation therapies (ERTs) for Pompe and additional lysosomal storage disorders.  These programs include novel small molecules co-administered with existing enzyme replacement products, as well as proprietary next-generation enzyme replacement therapies that are co-formulated with pharmacologic chaperones.

Migalastat HCl Monotherapy for Fabry Disease

Migalastat HCl monotherapy (150 mg, every-other-day (QOD)) is in two randomized ongoing Phase 3 studies for Fabry Disease (Study 011 and Study 012) in patients with genetic mutations identified as amenable to this pharmacologic chaperone in a cell-based assay.

•                  Study 011 is comparing migalastat HCl to placebo to potentially support a U.S. marketing application. In December 2012, Amicus and GSK announced encouraging top-line Stage 1 results from the 6-month double-blind treatment period in Study 011 (Stage 1). Additional 6-month data will be presented at the Lysosomal Disease Network WORLD Symposium (LDN WORLD), to be held February 12-15, 2013, in Orlando, Florida. Data from the 6-month open-label follow up period in Study 011 (Stage 2) in which all patients received migalastat HCl are anticipated in the first half of 2013. These results will include 12 months of data for the migalastat HCl group and 6 months of data for the group that crossed over from placebo to migalastat HCl. The FDA has indicated that it will consider the entirety of the efficacy and safety data from Stage 1 and Stage 2 of Study 011. Amicus and GSK expect to meet with the FDA in 2013 to discuss a U.S. approval pathway for migalastat HCl monotherapy.

•                  Study 012 is comparing open-label migalastat HCl to current standard of care ERTs (Fabrazyme and Replagal) to support global registration. In December 2012, this study achieved full enrollment of 60 patients, who were randomized 1.5:1 to switch from ERT to migalastat HCl or remain on ERT. Data is anticipated in the second half of 2014 on the primary outcome measure, which is renal function assessed by iohexol Glomerular Filtration Rate (GFR) at 18 months.

Chaperone-ERT Co-Administration

AT2220 Co-Administered with Marketed ERTs for Pompe Disease

In January 2013, Amicus announced positive results from all four patient cohorts in a Phase 2 study (Study 010) to evaluate the safety and pharmacokinetic (PK) effects of the pharmacological chaperone AT2220 co-administered with the standard of care ERTs for Pompe disease (Myozyme®/Lumizyme®, or recombinant GAA enzymes). Results from this study established human proof-of-concept that AT2220-ERT co-administration increases GAA enzyme activity in muscle, particularly at the fourth and highest dose cohort of AT2220 (600 mg). Based on these results, Amicus plans to conduct a repeat-dose clinical study to investigate the effect of AT2220-ERT co-administration on ERT stability and activity, ERT-related immunogenicity, and other clinical measures. This study is expected to begin in the third quarter of 2013.

By stabilizing the folded and active form of the infused GAA enzyme, AT2220 may also mitigate ERT-induced immunogenicity since unfolded and aggregated proteins are generally more antigenic than properly folded proteins. Initial ex vivo studies using T cells derived from blood from 50 healthy donors demonstrated that the addition of AT2220 may significantly reduce the immunogenicity of Myozyme and Lumizyme. The studies utilized Antitope Ltd.’s EpiScreen™ assay and are being repeated in samples from the Pompe patients in Study 010. Results from Study 010 will be presented during LDN WORLD. Additional details regarding the Amicus Pompe program will be provided during the presentation and live webcast at the JPMorgan conference.

Migalastat HCl Co-Administered with Marketed ERTs for Fabry Disease

When co-administered with ERT, migalastat HCl is designed to bind to and stabilize infused enzyme in the circulation in any patient receiving ERT for Fabry disease. Amicus and GSK have completed an open-label Phase 2 study (Study 013) to investigate the effects of a single oral dose of migalastat HCl (150 mg or 450 mg) co-administered prior to ERT (Fabrazyme or Replagal) in 23 males with Fabry disease. Positive preliminary results were announced during 2012 in patients who received migalastat HCl 150 mg co-administered with ERT. Results for migalastat HCl 450 mg co-administered with ERT will be presented at LDN WORLD.

Chaperone-ERT Co-Formulation

Migalastat HCl Co-Formulated with Proprietary ERT for Fabry Disease

Migalastat HCl co-formulated with JCR Pharmaceutical Co. Ltd’s proprietary investigational ERT (JR-051, recombinant human alpha-Gal A enzyme) is in preclinical development. Amicus and GSK, in collaboration with JCR, are currently conducting preclinical formulation and IND-enabling studies of this chaperone-ERT co-formulated product, which has the potential to enter the clinic in late-2013 or early 2014.

AT2220 Co-Formulated with Amicus Proprietary Next-Generation ERT

Amicus is combining its core pharmacological chaperone technology with advanced biologics capabilities to create a next-generation Pompe ERT. The Company is designing this co-formulated chaperone-ERT product with the goal of increasing exposure and tissue uptake and reducing immunogenicity of current ERTs. The co-formulation with AT2220 may also allow the ERT to be administered through novel routes. Amicus has entered into a contract with Laureate Pharmaceuticals for the contract manufacture of this next-generation ERT. Additional details regarding this aspect of the Amicus Pompe program will also be provided during the presentation and live webcast at the JPMorgan conference.

About Amicus Therapeutics

Amicus Therapeutics (Nasdaq:FOLD) is a biopharmaceutical company at the forefront of developing therapies for rare and orphan diseases. The Company is developing orally-administered, small molecule drugs called pharmacological chaperones, a novel, first-in-class approach to treating a broad range of human genetic diseases. Amicus’ late-stage programs for lysosomal storage disorders include migalastat HCl monotherapy in Phase 3 for Fabry disease; migalastat HCl co-administered with enzyme replacement therapy (ERT) in Phase 2 for Fabry disease; and AT2220 co-administered with ERT in Phase 2 for Pompe disease.

About Migalastat HCl for Fabry Disease

Amicus in collaboration with GlaxoSmithKline (GSK) is developing the investigational pharmacological chaperone migalastat HCl for the treatment of Fabry disease. Amicus has commercial rights to all Fabry products in the United States and GSK has commercial rights to all of these products in the rest of world. As a monotherapy, migalastat HCl is designed to bind to and stabilize, or “chaperone” alpha-galactosidase A (alpha-Gal A) enzyme in patients with genetic mutations that are amenable to this chaperone in a cell-based assay. For patients currently receiving ERT for Fabry disease, migalastat HCl in combination with ERT may improve ERT outcomes by keeping the infused alpha-Gal A enzyme in its properly folded and active form.

Fabry disease is an inherited lysosomal storage disease that is currently estimated to affect approximately 5,000 to 10,000 people worldwide. Fabry Disease is caused by deficiency of an enzyme called alpha-galactosidase A (alpha-Gal A). The role of alpha-Gal A within the body is to break down a complex lipid called globotriaosylceramide (GL-3). Reduced or absent levels of alpha-Gal A activity leads to the accumulation of GL-3 in the affected tissues, including the central nervous system, heart, kidneys, and skin. This accumulation of GL-3 is believed to cause the various symptoms of Fabry disease, including pain, kidney failure, and increased risk of heart disorders and stroke.

About AT2220 for Pompe Disease

AT2220 is an investigational, orally-administered pharmacological chaperone owned exclusively by Amicus. In published preclinical studies, AT2220-ERT co-administration resulted in significant increases in muscle rhGAA levels and decreases in glycogen levels in a mouse model of Pompe disease. Preclinical results to date also suggest that AT2220-ERT co-administration may mitigate ERT-induced immunogenicity by stabilizing the enzyme in its properly folded and active form.

Pompe disease is a lysosomal storage disease characterized by progressive skeletal muscle weakness and respiratory insufficiency. It is caused by a deficiency in GAA activity, which leads to accumulation of glycogen in tissues affected by the disease (primarily muscle). Pompe disease affects an estimated 5,000 to 10,000 individuals worldwide and is clinically heterogeneous in the age of onset, the extent of organ involvement, and the rate of progression.

Forward-Looking Statements

This press release contains, and the accompanying conference call will contain, “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 relating to preclinical and clinical development of Amicus’ candidate drug products, the timing and reporting of results from preclinical studies and clinical trials evaluating Amicus’ candidate drug products, and the projected cash position for the Company. Words such as, but not limited to, “look forward to,” “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” “targets,” “likely,” “will,” “would,” “should” and “could,” and similar expressions or words identify forward-looking statements. Such forward-looking statements are based upon current expectations that involve risks, changes in circumstances, assumptions and uncertainties. The inclusion of forward-looking statements should not be regarded as a representation by Amicus that any of its plans will be achieved. Any or all of the forward-looking statements in this press release may turn out to be wrong. They can be affected by inaccurate assumptions Amicus might make or by known or unknown risks and uncertainties. For example, with respect to statements regarding the goals, progress, timing and outcomes of discussions with regulatory authorities and the potential goals, progress, timing and results of preclinical studies and clinical trials, actual results may differ materially from those set forth in this release due to the risks and uncertainties inherent in the business of Amicus, including, without limitation: the potential that results of clinical or pre-clinical studies indicate that the product candidates are unsafe or ineffective; the potential that it may be difficult to enroll patients in our clinical trials; the potential that regulatory authorities may not grant or may delay approval for our product candidates; the potential that preclinical and clinical studies could be delayed because we identify serious side effects or other safety issues; the potential that we will need additional funding to complete all of our studies and, our dependence on third parties in the conduct of our clinical studies. Further, the results of earlier preclinical studies and/or clinical trials may not be predictive of future results. With respect to statements regarding projections of the Company’s cash position, actual results may differ based on market factors and the Company’s ability to execute its operational and budget plans. In addition, all forward looking statements are subject to other risks detailed in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2012. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, and Amicus undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof. This caution is made under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995.

CONTACTS:

Investors/Media:

Sara Pellegrino

spellegrino@amicusrx.com

(609) 662-5044

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